Among


LIVE Entertainment Inc.
15400 Sherman Way, Suite 500
Van Nuys, California 91406
USA

- - hereinafter referred to as "LIVE" -


LIVE Home Video Inc.
15400 Sherman Way, Suite 500
Van Nuys, California 91406
USA

- - hereinafter referred to as "LHV" -


LIVE Entertainment International Inc.
(formerly known as LEI-IVE
 Entertainment N.V.)
15400 Sherman Way, Suite 500
Van Nuys, California 91406
USA

- - hereinafter referred to as "LEII" -


VCL/Carolco Communications B.V.
(formerly known as Beleggingsmaatschappij
Groter B.V.)
Chabotlaan 165
3055 AE Rotterdam
The Netherlands

- - hereinafter referred to as "LIVE BV" -


VCL/Carolco Communications GmbH
Martin-Kollar-Str. 1
81829 Munchen
Germany

- - hereinafter referred to as "VCL" -
and

Apricot Computer GmbH
Berliner Strasse 2 - 6
63150 Heusenstamm
Germany

- - hereinafter referred to as "Apricot" -

and

Gunther Detlef Ruth
2, Rue Honore Labande
Monte Carlo
Monaco

- - hereinafter referred to as "Ruth" -

the following

                            HEADS OF AGREEMENT


is concluded


     WHEREAS, LIVE BV owns 81% of the issued and outstanding capital stock of VCL; and

     WHEREAS, Ruth owns the remaining 19% of the issued and outstanding capital stock of VCL; and

     WHEREAS, LEII owns 100% of the issued and outstanding capital stock of LIVE BV; and

     WHEREAS, as of December 31, 1994, LIVE BV owed US$ 16,730,351 to LEII for, among other matters, films licensed by LIVE BV from LEII (the "LIVE BV Receivable"); and

     WHEREAS, LIVE BV currently licenses from LEII certain completed films produced and/or acquired by LIVE and/or affiliates of Carolco Pictures Inc. (the "LIVE/Carolco Films"); and

     WHEREAS, LIVE BV licenses the LIVE/Carolco Films to VCL; and

     WHEREAS, in the past VCL assigned to an affiliate of LIVE certain rights to a number of films (the "VCL Films"); and

     WHEREAS, pursuant to a Services Agreement dated August 13, 1992, between Rank Video Services GmbH ("Rank Germany") and VCL, as amended by Letter Agreement dated March 26, 1993 (collectively, the "Services Agreement"), and a Rights Agreement dated August 13, 1992, between Rank Germany and VCL (the "Rights Agreement"), Rank Germany claims that VCL currently owes Rank Germany approximately DM 3,000,000 (the "Rank Obligation"); and

     WHEREAS, pursuant to an Agreement dated as of August 13, 1992 between LHV and Rank Video Services America, Inc. ("Rank US"), LHV has guaranteed VCL's payment of the Rank Obligation, if, as and when the same may be due (the "Rank Guarantee"); and

     WHEREAS, a dispute currently exists between VCL and Rank
Germany regarding whether VCL is obligated to pay to Rank Germany any or all of the Rank Obligation; and

     WHEREAS, LEII desires to sell to Apricot 100% of the issued and outstanding capital stock of LIVE BV (the "LIVE BV Shares");
and

     WHEREAS, LEII desires to sell the LIVE BV Receivable to Ruth;
and

     WHEREAS, the parties desire to reflect their agreement in this Heads of Agreement while the various documents reflecting the transactions described herein are completed.

Therefore, the parties enter into the following agreement:

                                 Section 1
                              Sale of Shares

     1. On June 30, 1995 (the "Closing Date"), LEII shall sell and convey the LIVE BV Shares to Apricot. In consideration of such payment, Apricot shall pay the following to LEII:

          a.   The sum of US$ 1, payable on the Closing Date; plus

          b. A "Profit Participation Payment" as follows: if within a period ending on December 31, 1996, LIVE BV, VCL, Apricot and/or Ruth enters into an agreement to sell any interest in VCL to any third party (other than asset sales in the ordinary course of business) such that the purchaser or purchasers shall, in the aggregate, acquire more than a 19% interest in VCL, either directly or indirectly, then, then, within ten (10) days after the closing of each such sale, the seller(s) shall pay to LEII 50% of the pre-tax profits from such sale [i.e., the difference between the purchase price, however denominated, and the amounts of the First Payment and the Second Payment (as such terms are defined in Section 2 below) and the Performance Payments (as defined in subsection (c)(i) of this paragraph 1) actually paid]; plus

          c.   "Performance Payments" as follows:

               i. To the extent that VCL's consolidated pre-tax profits (before any payments, by salary or otherwise, to Ruth, LIVE BV, Apricot, or the affiliates or associates of any of Ruth, LIVE BV or Apricot) in each of its fiscal years ended November 30, 1996, 1997 and 1998 exceed US$ 600,000, LEII shall be paid 25% of the excess, up to a maximum of US$ 350,000 per year, subject to adjustment as provided in the next sentence. To the extent LEII does not receive a total of US$ 350,000 by December 31, 1996, LEII will be eligible to receive up to a total of US$ 700,000 by December 31, 1997; to the extent LEII does not receive a total of US$ 700,000 by December 31, 1997, LEII will be eligible to receive up to a total of US$ 1,050,000 by December 31, 1998.

               ii. No interest will accrue on any Performance Payment, unless the amount is not paid on or before the later of (x) the date due, or (y) the date that is ten (10) days after VCL's Financial Statements are issued with respect to the applicable Fiscal Year (but in no event later than March 1 of the Fiscal Year following the Fiscal Year for which the Performance Payment is being calculated). If all or any portion of the Performance Payments accrue interest, the unpaid amounts will accrue interest at the rate of 10% per annum until the past due amounts are paid.

               iii. The Performance Payment will be unsecured.

               iv. Apricot shall have the right to prepay the Performance Payment at any time by paying LEII a sum equal to US$ 1,050,000, plus accrued interest, if any, and minus all previously paid Performance Payments.

               v. LEII shall have customary audit rights to determine the amount of VCL's consolidated pre-tax profits.

     2. For purposes of determining the consideration paid or to be paid in order to calculate the Profit Participation Payment, the total consideration from all sales to third parties from and after the Closing Date through December 31, 1996 (other than sales in the ordinary course of business) shall be added together to create a total price, and that total price shall be divided by the total percentage interest in VCL that has been sold or agreed to be sold to third parties from and after the Closing Date through December 31, 1996 in order to create an "average sale price per percentage interest in VCL." For purposes of calculating the Profit Participation Payment, the consideration received shall be deemed to be the percentage interest in VCL sold to third parties multiplied by the "average sale price per percentage interest in VCL," regardless of the actual price paid or to be paid for such interest.

     3. To ensure that LEII receives the Profit Participation Payment and the Performance Payment, there will be absolute prohibition on VCL from selling its assets (except within the ordinary course of business) or changing its fiscal year, and on Ruth, Apricot and LIVE BV from merging VCL into Apricot or LIVE BV, and on each of VCL, LIVE BV, Ruth or Apricot from taking any action that has or may have a like effect, until LEII has received its last Performance Payment.

                                 Section 2
                        Sale of LIVE BV Receivable

     1. On the Closing Date, LEII will sell and convey to Ruth the LIVE BV Receivable, in return for the total payment of US$ 4,794,066, to be paid by Ruth as follows:

          a. A "First Payment" of US$ 4,344,066 shall be paid in immediately available funds on the Closing Date.

          b. A "Second Payment" of US$ 450,000 shall be payable in installments of US$ 150,000 each on each of December 31, 1996, 1997, and 1998. No interest will accrue on any portion of the Second Payment, unless the amount is not paid on or before the date due. If all or any portion of the Second Payment accrues interest, the unpaid amounts will accrue interest at the rate of 10% per annum until the past due amounts are paid.

     2. Commencing in June 1995, Ruth shall have the right to extend the Closing Date from and after June 30, 1995 on a month basis to a date no later than December 31, 1995 by doing the following:

          a. Delivering a written notice to LEII prior to the end of any month informing LEII of Ruth's desire to extend the Closing Date to a date no later than the last business day of the following month; and

          b. Making a non-refundable payment to LEII in immediately available funds in an amount equal to no less than (i) one-sixth of the First Payment, plus (ii) interest on the unpaid portion of the First Payment at the annual rate of ten percent (10%);

          c. Any amounts paid pursuant to paragraph 2(b)(i) above shall reduce the amount of the First Payment that is due on the Closing Date.

     3. Ruth shall have the right to accelerate the Closing Date to a date earlier than June 30, 1995 upon five (5) days prior notice. In the event of such acceleration the First Payment shall be discounted at the annual rate of ten percent (10%).

                                 Section 3
                           Film License Matters

     1. From and after January 1, 1995, LIVE BV will not have any contractual obligations to sell, and VCL will not have any contractual rights to acquire, any future
          LIVE/Carolco Films.

     2. At the Closing Date, VCL and LIVE Film and Mediaworks Inc. (also known as LIVE International), an affiliate of LIVE ("LFM"), will execute a license agreement to be effective as of January 1, 1995, providing, among other matters, as follows:

          a. VCL will retain the right to distribute all LIVE/Carolco Films through December 31, 1996;

          b. The royalty rates will be 35% for "rental" product (i.e., product having a full wholesale selling price of equal to or greater than DM 30 per unit) and 20% for "sell-through" product (i.e., product having a full wholesale selling price of less than DM 30 per unit);

          c. VCL will be deemed to be fully recouped on all LIVE/Carolco Films in VCL's library;

          d. There will be no "crossing" among any of the LIVE/Carolco Films;

          e. The royalty obligation will be a direct obligation from VCL to LFM;

          f. LFM will extend VCL's right to distribute the LIVE/Carolco Films from December 31, 1996 through December 31, 1998, provided that (1) LEII receives all Performance Payments and all portions of the Second Payment due on or prior to December 31, 1996 on a timely basis, and (2) LFM receives timely accounting statements and royalty payments under the licensing arrangement summarized in this paragraph 2; and

          g. Such additional terms and conditions as are customary for license agreements of the type described in this Section 3, paragraph 2, to be negotiated in good faith between VCL and LFM.

     3. VCL will license from LFM the German language theatrical, television and videocassette rights in German speaking territories in Europe to the films Wagons East, The Beans of Egypt, Maine and Goldy III (collectively, the "Licensed Films") on terms to be separately agreed upon between VCL and LFM. Execution by VCL and LFM of the licensing agreements for the Licensed Films shall be an express condition to closing of the transactions contemplated by this Heads of Agreement. For the purposes of this Agreement, the Licensed Films shall not be considered to be "LIVE/Carolco Films."

     4. On the Closing Date, LIVE and its affiliates will quitclaim to VCL all rights of LIVE and its affiliates in and to the VCL Films without any additional payment.

                                 Section 4
                             Other Agreements

     1.   a.   On or before the Closing Date, VCL shall use its
               best efforts to resolve VCL's dispute with Rank
               Germany in such a manner that LHV is released from the Rank Guarantee. If VCL is unsuccessful in reaching a resolution despite such best efforts on or before the Closing Date, then from and after the Closing Date, VCL, LIVE BV and Apricot shall (a) use their best efforts to resolve VCL's dispute with Rank Germany in such a manner that LHV is released from the Rank Guarantee, and (b) indemnify, defend and hold LHV harmless from and against any and all loss, cost, expense or damage
               (including attorneys' fees and costs) that LHV may suffer as a result of having to satisfy all or a part of the Rank Obligation or the Rank Guarantee or as a result of challenging the right of Rank US to enforce the Rank Guarantee. If LHV is required to satisfy all or any portion of the Rank
               Guarantee, LIVE BV, VCL and Apricot shall be jointly and severally liable to LHV in an amount equal to that portion of the Rank Obligation that is not paid to Rank Germany.

          b. LHV agrees that it will not voluntarily acknowledge all or any portion of the Rank Obligation without either (i) the prior written consent of VCL, LIVE BV and Apricot, (ii) a signed agreement between Rank Germany and VCL settling the Rank Obligation, or (iii) a final, non-appealable judgment resolving the Rank Obligation (in which case LHV may only acknowledge the amount of the judgment). The sole remedy of VCL, LIVE BV and/or Apricot for LHV's failure to comply with this Section 4, paragraph 1(b) shall be the release of the obligation of VCL, LIVE BV and Apricot from any obligation to LHV pursuant to Section 4, paragraph 1(a) above. If LHV is sued by either Rank Germany or Rank US in the United States regarding satisfaction of the Rank Obligation or the Rank Guarantee, LHV will notify VCL of such suit within five (5) days after receiving notice thereof and, at the request of LHV to accompany such notice, VCL will bring an action in Germany against Rank Germany to determine the validity of the Rank Obligation.

          c. To ensure that LHV receives the benefit of the agreements set forth in Section 4, paragraph 1(a), from and after the date that either (i) an agreement is signed between Rank Germany and VCL settling the Rank Obligation, or (ii) a final, non-appealable judgment or a binding award in any other proceeding is issued resolving the Rank Obligation, and if such settlement or resolution results in VCL owing to Rank Germany all or any portion of the Rank Obligation, then there will be absolute prohibition on VCL from selling its assets or changing its fiscal year, on Apricot and LIVE BV from merging VCL into Apricot or LIVE BV, on LIVE BV, VCL and Apricot from selling any shares of or interest in VCL, and on each of VCL, LIVE BV or Apricot from taking any action that has or may have a like effect, until (y) LHV has been fully and completely released from the Rank Guarantee, and
               (z) VCL, Apricot and LIVE BV have fulfilled in all respects their obligations under Section 4, paragraph 1(a).

     2. On the Closing Date, all parties hereto shall use their best efforts to cause the execution of that certain Supplementary Deed, the form of which has been previously agreed to by the parties, for the purpose of confirming the ownership of Ruth and LIVE BV of the capital stock of VCL. The cost of notarization shall be shared equally by LEII and VCL. If the Supplementary Deed is not completely executed by all parties thereto on the Closing Date, LIVE BV will make no representations or warranties regarding ownership of shares in VCL.

     3. The deletion of any erroneous claim of VCL against Ruth shall be completed on the Closing Date by a shareholder's resolution of Ruth and LIVE BV (signed after ownership of the shares of LIVE BV has been transferred from LEII to Apricot).

     4. As soon as is reasonably practical, but in any event on or before December 31, 1995, both VCL and LIVE BV shall change their respective names to remove the term
          "Carolco" therefrom.

     5. From and after the Closing Date, all of the parties hereto agree to remain reasonably available to consult with the other parties hereto and to cooperate fully with any reasonable requests for information from the other parties with respect to, without limitation, any inquiries, investigations, claims, demands, suits, actions or other proceedings which have been brought or which may hereinafter be brought by any third party against any of the parties hereto.

     6. This Heads of Agreement, including specifically the provisions of this Section 4, paragraph 6, may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto.

     7. This Heads of Agreement shall be binding upon, and inure to the benefit of, all of the parties hereto and their respective heirs, executors, personal administrators, successors and assigns, and the provisions hereof that are required and/or permitted to be performed following the Closing Date shall specifically survive the Closing Date.

     8. Notwithstanding any provision of any other document, including but not limited to any employment agreement between VCL and Ruth or the Articles of Association of VCL, from the date hereof until the Closing Date, all contracts for acquisition of any distribution rights to films or other programs by VCL shall require the approval not only of Ruth, but also of one of the two Managing Directors of VCL appointed by LIVE, currently Michael J. White and Steven Mangel. Such approvals by the Managing Directors appointed by LIVE shall not be unreasonably withheld.

     9. Notwithstanding any contrary provision contained in any other agreement, including but not limited to any employment agreement between VCL and Ruth or the Articles of Association of VCL, Ruth and Apricot hereby agree that if LIVE has not received the entire First Payment on or before the Closing Date (as such date may be extended pursuant to paragraph 2 of Section 2 above), then LIVE BV, as the majority shareholder of VCL, shall have the right, at its election, to control either an orderly wind down of the operations of VCL, or the formal liquidation of VCL. The formal documents to be executed pursuant to
          Section 6 below shall include documents formally amending any agreements in conflict with the provisions of this paragraph 9 of Section 4 as necessary to effectuate the intent and purpose of this paragraph 9.

                                 Section 5
                  Agreements as Conditions and Vice Versa

     1. All agreements contained in this Agreement that are required to be performed at or prior to the Closing Date and that are in favor of any of LIVE, LHV, LEII and/or LIVE BV shall also be deemed to be conditions to the performance by LIVE, LHV, LEII and/or LIVE BV of any of their obligations hereunder. Likewise, all conditions that are required to be performed at or prior to the Closing Date and that are in favor of any of LIVE, LHV, LEII and/or LIVE BV shall also be deemed to be agreements in favor of such parties, enforceable in accordance with their terms to the fullest extent permitted by law.

     2. All agreements contained in this Agreement that are required to be performed at or prior to the Closing Date and that are in favor of any of Ruth, Apricot or VCL shall also be deemed to be conditions to the performance by Ruth, Apricot and/or VCL of any of their obligations hereunder. Likewise, all conditions that are required to be performed at or prior to the Closing Date and that are in favor of any of Ruth, Apricot or VCL shall also be deemed to be agreements in favor of such parties, enforceable in accordance with their terms to the fullest extent permitted by law.

                                 Section 6
                           Long Form Agreements

     1. The parties hereto intend to enter into long form agreements on or before March 30, 1995 which shall incorporate the principal terms set forth in this Heads of Agreement, together with such other terms and provisions customarily contained therein, including, without limitation, warranties and representations, accounting provisions, governing law, etc. Unless and until such time as the parties execute such long form agreements, this Heads of Agreement shall be fully binding on the parties hereto. The long form agreements shall be subject to such modifications as the parties may negotiate in good faith within parameters customarily acceptable to LIVE, Apricot and Ruth for agreements of this nature.

     2. This Heads of Agreement may be executed in two or more counterparts, all of which taken together shall constitute an original document.

IN WITNESS WHEREOF, the parties hereto have executed this Heads of Agreement as of the dates set forth opposite their respective signatures.

Munich, February ______, 1995      Munich, February _____, 1995

LIVE ENTERTAINMENT
INTERNATIONAL INC.            VCL/CAROLCO COMMUNICATIONS GMBH


By:  _______________________       ____________________________
     Michael J. White              Gunther D. Ruth
     Secretary                Managing Director

                              Munich, February _____, 1995

                              By:  ___________________________
                                   Steve Mangel
                                   Managing Director

Munich, February _____, 1995       Rotterdam, February ___,1995

LIVE ENTERTAINMENT INC.       VCL/CAROLCO COMMUNICATIONS B.V.


By:  _______________________       By:  _______________________
     Michael J. White                   Arie Mout
     Executive Vice President           Managing Director

Munich, February _____, 1995       Munich, February ____, 1995

GUNTHER DETLEF RUTH      LIVE HOME VIDEO INC.


_________________________          By:  _______________________
                                   Steve Mangel
                                   Executive Vice President

Munich, February _____, 1995

APRICOT COMPUTER GMBH


By:  _______________________
     Managing Director